Prospectus Supplement to Prospectus dated October 23, 2007

Filed pursuant to Rule 424(b)(3)
File No. 333-131052

2,568,725 shares

Offered by Selling Stockholders of

Common Stock

This prospectus supplement supplements and amends the prospectus dated October 23, 2007 (the “Prospectus”), relating to the resale by certain selling stockholders of up to 2,568,725 shares of our common stock, par value $0.006 per share, including 204,300 shares that they may acquire upon exercise of warrants. The Prospectus itself updated and amended an earlier prospectus dated August 2, 2006. We are supplementing the Prospectus to provide the following information:

•	We are correcting the list of selling stockholders to include the names of certain selling stockholders inadvertently omitted from the Prospectus.

You should read this prospectus supplement in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus.

The securities offered hereby involve a high degree of risk. Please read the “Risk factors” beginning on page 4 of the Prospectus and the risk factors in the documents incorporated therein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 31, 2007.

SELLING SECURITYHOLDERS

The following information should be added to the table in the Selling Securityholders section of the Prospectus:

Selling securityholder	Shares of common stock
Ms. Merry Lee Carnall 4435 Westway Ave Dallas, TX 75205	18,935
Mr. Mark DiSalvo 1001 Corbet Canyon Rd. Arroyo Grande, CA 93420	8,607
Ms. Donna Dodson 230 Rodriquiz St. A Sante Fe, NM 87501	3,443
Mr. Dial Dunkin P.O. Box 2186 Harlingen, TX 78551	8,607
Mr. Gary C. Evans 1808 Point DeVue #1000 Flower Mound, TX 75022	86,067
Mr. Robert T. Horch 11212 Cedar Ridge Rd. Oklahoma City, OK 73162	3,443
Mr. Robert O. McDonald Capital West Securities, Inc 211 N. Robinson, Suite 200 Oklahoma, OK 73162	8,607
GrandMark Limited Partnership 6409 Grandmark Drive Oklahoma City, OK 73116	8,607
Mr. Stephen S. Taylor Jr. 1376 N. Doheny Dr. Los Angeles, CA 90069	67,133
Mr. Stephen S. Taylor, Sr. 8 Clubhouse Drive Winchester, KY 40391	6,885
Mr. David Spinney 280 Sheridan Winnetka, IL 60093	24,099
Ms. Mary Beth Shea 615 W. Deming Place Chicago, IL 60614	8,607
Reymoor Investments Ltd. Lynwood Cottage 24 Journeaus St. St. Helier, Jersey JE2 3XQ	2,152
Mr. John S. Henkel 903 Edgewater Dr Naperville, IL 60540-7436	8,607
Dr. Deborah Tekdogan 110 Burnham Evansville, IL 60202	2,582
Dr. William Weikel 2516 SW 37th Terrace Cape Coral, FL 33914	1,721
Mr. Robert Webb Mr. Michael E. Corbett 527 Toro Canyon Rd. Santa Barbara, CA 93108	2,152
Mr. Luciano Bruno 1007 Federal Hwy #198 Ft. Lauderdale, FL 33304	2,152
Mr. William Rosen 844 Judson Highland Park, IL 60035	8,607
Mr. Gregory D. Glyman 612 Woodland Rd Lake Forest, IL 60045	17,213
Mr. Robert Kirkland 200 E. Delaware P. #17d Chicago, IL 60611	8,607
Mr. Bharat Sahgal 455 East 51st Street New York, NY 10022-6474	4,303
Mr. Thomas Nolan 505 Lake Shore Dr. #5606 Chicago, IL 60611	2,582
Mr. David Ofman 738 Green Bay Rd. Winnetka, IL 60093	24,099
MAREd Investments Ltd 29719 High Eschelon Fair Oaks Ranch, TX 78015	8,607
Restated Gene F. Boyd Revocable Living Trust 712 Franklin CT. Ardmore, OK 73401	3,443
Ms. Barbara Ofman 424 Northwood Drive Glencoe, IL 60022-1116	4,303
Total of the above	354,167